Exhibit 15.4

CONSENT OF QUALIFIED PERSON

Re:     Annual Report on Form 20-F of ArcelorMittal

SLR Consulting (Canada) Ltd. ("SLR"), in connection with ArcelorMittal's Annual Report on Form 20-F for the year ended December 31, 2023 (the "2023 20-F"):
a.certify that we have supervised and validated the preparation of the estimates of Mineral Resources and Mineral Reserves for the Mary River Mine;

b.consent to the use of and references to our name, including our status as an expert or "qualified
person" (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and         Exchange Commission), in connection with the 2023 20-F and Mineral Resources and Mineral Reserves of the Mary River Mine; and

c.consent to the incorporation by reference of the 2023 20-F into the Registration Statements Nos. 333-147382, 333-153576, 333-162697 and 333-170117 on Form S-8 and Registration Statement No. 333-256031 on Form F-3 (and any amendments or supplements thereto).

SLR is responsible for authoring, and this consent pertains to, the estimates of Mineral Resources and Mineral Reserves for the Mary River Mine. SLR certifies that it has read the 2023 20-F and that it fairly and accurately represents the Mineral Resources and Mineral Reserves for the Mary River Mine.

Dated: January 31, 2024

/s/ Jason J. Cox
Jason J. Cox, P.Eng.
Global Technical Director - Canada Mining Advisory